Exhibit 10.3

Description of Non-Employee Director Compensation

      Pursuant to the Company’s pre-existing policies, non-employee directors receive $25,000 per year for serving on the Company’s Board (their “Annual Retainer”). Committee Chairmen receive an additional $5,000 per year. Non-employee directors receive $2,000 for each regular director meeting attended and $1,000 for each special meeting or committee meeting attended. On May 25, 2004, the Company adopted the Affirmative Insurance Holdings, Inc. 2004 Stock Incentive Plan (the “Stock Incentive Plan”). Under the Stock Incentive Plan, each non-employee director will receive annually, on January 31, an option to purchase 5,000 shares of the Company’s common stock at a price equal to the closing price on the last day of trading in January of that year with a vesting period of one year from the date of grant.

      On February 22, 2005, the Compensation Committee recommended and on February 23, 2005, the Board approved, that in addition to the forgoing, the non-employee directors would receive an annual grant of 1,000 shares of restricted stock and that members of the audit committee would receive an annual grant of an additional 500 shares of restricted stock. This restricted stock will vest on the fifth anniversary of the grant date and will expire on the tenth anniversary of the grant date.